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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

HAMBURG, NY, February 5, 2015 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2014.

HIGHLIGHTS OF THE 2014 FOURTH QUARTER AND YEAR-END

•	Record annual net income of $8.2 million in 2014, an increase of 4.2%
•	Net income for the fourth quarter increased 38.3% to $2.3 million, or $0.54 per diluted share, compared with $1.7 million, or $0.39 per diluted share, in the fourth quarter of 2013
•	Loans increased to $695.7 million, up 7.5% from December 31, 2013
•	Net interest income for the year increased by 9.7% to $31.1 million, primarily driven by growth in loans and non-interest bearing demand deposits

Net income of $2.3 million in the fourth quarter of 2014 was up from $1.7 million in the fourth quarter of 2013, due to increased net interest income from our core business.  Return on average equity was 10.79% for the fourth quarter of 2014 compared with 8.35% in the fourth quarter of 2013.

For the full year 2014, Evans achieved record net income of $8.2 million, or $1.92 per diluted share, up from net income of $7.9 million, or $1.85 per diluted share, in the prior year.  Net income for the year was impacted by litigation expense of $0.6 million after tax, or approximately $0.14 per diluted share. The return on average equity for 2014 was 9.84% compared with 10.06% for 2013.

“Our record performance in 2014 demonstrates the strength of the Bank and our strategy, with its intense focus and commitment to our customers and the community,” said David J. Nasca, President and CEO of Evans Bank and its holding company.  “We continue to attract new customers, expand relationships and deliver solid commercial loan growth.  Combined with cost discipline and balance sheet management, record net income was achieved, offsetting the significant litigation reserve recorded in the second quarter.  We continue to see more opportunity to build on our strong franchise and win greater customer share in our marketplace.”

Net Interest Income

Net interest income was $8.4 million for the fourth quarter, an increase of $1.1 million, or 14.9%, from the prior-year period and up $0.8 million, or 9.9%, from the trailing third quarter of 2014.  Approximately $0.6 million of accelerated fee income due to two commercial loan payoffs was recognized in the fourth quarter.  Growth in loans drove the remaining increase over both the prior-year period and the trailing quarter.

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

February 5, 2015

Net interest margin of 4.32% improved 47 basis points over the 2013 fourth quarter rate of 3.85%, and 35 basis points over the trailing third quarter rate of 3.97%. Excluding the loan fees of $0.6 million mentioned previously, the adjusted fourth quarter net interest margin was 4.03%. This adjusted increase in net interest margin from the prior-year period was due to a 4 basis point decrease in pricing on Evans’ interest bearing liabilities, combined with a 13 basis point increase in the yield on interest-earning assets as lower interest-earning fed funds were invested into higher yielding loans.

The provision for loan and lease losses was $0.6 million in the 2014 fourth quarter, up from $0.2 million in the prior-year period. When compared with the trailing third quarter of 2014, the provision increased by $248 thousand, due to growth in the commercial loan portfolio and an increase in non-performing loans.

Non-Interest Income

Fourth quarter non-interest income was $0.3 million, down $2.7 million from the prior-year period, primarily due to a $2.6 million loss on a tax credit investment in a community-based project.  The loss on the tax credit investment was offset by a corresponding tax reduction of $3.0 million, resulting in a net benefit of $0.4 million realized in the quarter.  Insurance agency revenue of $1.5 million was down 3.4% from the 2013 fourth quarter, due mostly to decreases in personal insurance revenue.

Non-Interest Expense

Total non-interest expense was $7.8 million for the fourth quarter, an increase of 1.5% from the prior-year period.  Personnel expenses, the largest expense item for the Company, were up $0.2 million, or 4.1%, from the last year’s fourth quarter, and reflect annual merit increases and personnel hires to support the Company’s growth strategy. Disciplined expense management resulted in an aggregated decrease in all other expense categories of $72 thousand compared with the 2013 fourth quarter.

An income tax benefit of $1.9 million was recognized for the fourth quarter, compared to an income tax expense of $0.8 million in the prior-year period.  The difference was driven by a $3.0 million tax credit benefit realized in the fourth quarter of 2014 relating to the historic tax credit investment in a community project, as discussed above.  Excluding the impact of the historic tax credit and the write-off of the tax credit investment recognized in non-interest income, the current quarter effective tax rate was 35.6% compared with an effective tax rate of 31.3% in the fourth quarter of 2013.  The increase in tax rate was primarily due to lower tax exempt income as a percentage of total income.

2014 Year-end Balance Sheet Highlights

Total assets grew 1.6% to $846.8 million at December 31, 2014 from $833.5 million on December 31, 2013 and were up 0.7% from $841.4 million at the end of the 2014 third quarter.  Loans of $695.7 million grew 7.5% from $647.0 million at December 31, 2013 and were up 1.5% from $685.3 million at September 30, 2014.  The increase over both periods was mostly due to growth in the commercial real estate and commercial and industrial loan portfolios.

Gary A. Kajtoch, Executive Vice President and CFO, commented, “We are very pleased with our loan growth, credit discipline and balance sheet management.  Importantly, we were able to leverage our solid, low cost deposit base and rotate our balance sheet to higher earning assets. Despite potential margin headwinds over the next year, we are well positioned with a strong loan pipeline.”

Investment securities were $100.1 million at December 31, 2014, down 4.6% from the end of fourth quarter 2013 and down 4.0% from the trailing 2014 third quarter.

Total deposits increased $1.0 million, or 0.1%, to $707.6 million at December 31, 2014 from $706.6 million at December 31, 2013, but decreased $2.2 million, or 0.3%, from the 2014 third quarter-end.  The year-over-year growth was mainly attributable to increases in demand deposits and NOW accounts, which increased $18.7 million, or 13.3%, and $6.7 million, or 10.2%, respectively, over the prior year-end. This growth was offset by a $27 million decrease in savings deposits in the same period.

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

February 5, 2015

Asset Quality

The ratio of non-performing loans and leases to total loans and leases decreased to 1.52% at December 31, 2014 from 2.12% at December 31, 2013, though up from 0.79% at September 30, 2014.  The increase in the fourth quarter of 2014 was due to a $5.2 million increase in non-performing loans and leases due to a single large commercial loan.

There were net recoveries in the fourth quarter, resulting in a negligible ratio of net charge offs to average total loans and leases.  This was a change from net recoveries of 0.15% in the fourth quarter of 2013 and from net recoveries of 0.06% in the third quarter of 2014.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.80% at December 31, 2014 compared with 1.74% at September 30, 2014 and 1.78% at December 31, 2013.  The coverage ratio was 118.3% at December 31, 2014 compared with 221.7% at the end of the trailing third quarter and 83.8% at the end of the 2013 fourth quarter.

2014 Year in Review

Net interest income for 2014 was $31.1 million, an increase of $2.8 million, or 9.7%, over 2013, primarily due to strong growth in the Company’s commercial loan portfolio and demand deposit balances.  As a result, the net interest margin for 2014 of 4.01% increased 28 basis points over the 2013 margin of 3.73%.

The Company’s provision for loan and lease losses decreased to $1.2 million in 2014 from $1.5 million in 2013.  The year-over-year change was mainly attributable to $0.6 million in provision realized in 2013 due to the termination of a FDIC loss share agreement and commercial loan growth in 2014.  Non-performing loans and leases decreased by $3.1 million to $10.6 million in 2014 from $13.7 million in 2013.

Non-interest income was $10.3 million for 2014, down $1.9 million from 2013.  Impacting the year-over-year change was a $2.6 million loss on a tax credit investment that was recorded in 2014 compared with a $1.6 million loss on a tax credit investment and $0.7 million gain from the termination of the FDIC loss sharing agreement in 2013.

Non-interest expense increased $1.9 million, or 6.4%, to $31.3 million in 2014.  Included in 2014 was a $1.0 million litigation expense related to the New York Attorney General's allegations over the Bank’s residential mortgage lending practices. A State investigation of those practices had been announced early in 2014 in SEC filings and the Company recorded a reserve. Excluding the litigation expense, total non-interest expense increased 3.0%. The increase in expense reflects higher salaries and employee benefits of $1.1 million, or 6.1%, due to merit increases, rising health care costs and the addition of new employees as part of the Company’s planned growth strategy. These increases were partially offset by decreases in several other non-interest expense categories due to the Company’s strong cost controls.

With respect to the allegations of the New York State Attorney General’s Office over the Bank’s residential mortgage fair lending practices, at this time no agreement has been reached. The Company continues to believe the allegations are without foundation and appear wholly contrary to findings of Evans’ primary federal regulator.

Income tax expense for the year was $0.7 million, representing an effective tax rate of 7.9% compared with an effective tax rate of 18.1% in 2013. The difference was driven by a $3.0 million tax credit benefit realized in 2014 and a $1.8 million tax credit benefit realized in 2013.  Excluding the impact of the historic tax credit and the write-off of the tax credit investment recognized in non-interest income in both periods, the current year effective tax rate was 32.2% compared with the prior year effective tax rate of 31.5%.

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

February 5, 2015

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.84% at December 31, 2014.  Book value per share was $20.41 at December 31, 2014 compared with $20.04 at September 30, 2014 and $19.21 at December 31, 2013.  Tangible book value per share at December 31, 2014 was $18.48, up 7.1% from the end of the fourth quarter of 2013 and up 2.0% from the trailing third quarter of 2014.

2015 Outlook

Mr. Nasca concluded, “Competition and regulatory burdens continue to increase; however, there is excellent opportunity ahead for Evans.  2015 will have us highlighting similar themes: customer and community focus, expansion of revenue through new customer acquisition and deepening relationships, and awareness of Evans and its business model, as well as expanded operational and customer capabilities.  We aim to build upon our consumer business to reach a broader segment of the marketplace and provide opportunity for expanded relationships. Market share growth will come from a combination of effective lending, responsive product solutions, and prudent investments in areas that will allow us to continue to enhance our service to new and existing customers, while bolstering our already solid foundation within the community. We are excited about the opportunities in front of us, confident in our ability to execute and believe we are well positioned to achieve our strategic priorities.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $847 million in assets and $708 million in deposits at December 31, 2014.  Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

February 5, 2015

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

February 5, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
ASSETS
Investment Securities	$100,057	$104,223	$107,290	$99,812	$104,880
Loans	695,664	685,340	663,399	660,695	646,996
Allowance for loan and lease losses	(12,533)	(11,955)	(11,522)	(11,734)	(11,503)
Goodwill and intangible assets	8,101	8,101	8,128	8,168	8,209
All other assets	55,520	55,643	63,261	89,935	84,916
Total assets	$846,809	$841,352	$830,556	$846,876	$833,498

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	158,631	153,065	148,559	139,975	139,973
NOW deposits	72,670	72,343	73,645	79,531	65,927
Regular savings deposits	363,542	367,277	376,759	393,735	390,575
Time deposits	112,792	117,110	108,207	108,702	110,137
Total deposits	707,635	709,795	707,170	721,943	706,612
Borrowings	38,808	34,976	30,450	31,704	33,680
Other liabilities	14,578	12,607	9,987	12,712	12,495
Total stockholders' equity	$85,788	$83,974	$82,949	$80,517	$80,711

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,203,684	4,190,195	4,179,758	4,147,666	4,201,362
Book value per share	$20.41	$20.04	$19.84	$19.41	$19.21
Tangible book value per share	$18.48	$18.11	$17.90	$17.44	$17.26
Tier 1 leverage ratio	10.84%	10.56%	10.04%	10.20%	10.36%
Tier 1 risk-based capital ratio	13.60%	13.42%	13.10%	13.44%	13.64%
Total risk-based capital ratio	14.85%	14.67%	14.35%	14.70%	14.90%

ASSET QUALITY DATA
Total non-performing loans and leases	$10,591	$5,392	$5,445	$5,221	$13,733
Total net loan and lease charge-offs
(recoveries)	(5)	(106)	388	(79)	(231)

Non-performing loans and leases/
Total loans and leases	1.52%	0.79%	0.82%	0.79%	2.12%
Net loan and lease charge-offs (recoveries)/
Average loans and leases	-%	(0.06)%	0.24%	(0.05)%	(0.15)%
Allowance for loans and leases to
total loans and leases	1.80%	1.74%	1.74%	1.78%	1.78%

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

February 5, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	2014	2014	2014	2014	2013
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Interest income	$9,327	$8,576	$8,592	$8,219	$8,305
Interest expense	887	899	910	921	961
Net interest income	8,440	7,677	7,682	7,298	7,344
Provision for loan and lease losses	574	326	176	153	236
Net interest income after provision	7,866	7,351	7,506	7,145	7,108

Deposit service charges	432	482	464	461	510
Insurance service and fee revenue	1,526	1,888	1,586	2,131	1,579
Bank-owned life insurance	140	138	151	145	158
Loss on tax credit investment	(2,596)	-	-	-	-
Other income	812	1,002	854	658	771
Total non-interest income	314	3,510	3,055	3,395	3,018

Salaries and employee benefits	4,792	4,792	4,564	4,695	4,604
Occupancy	720	720	685	743	761
Repairs and maintenance	186	190	180	176	189
Advertising and public relations	218	146	281	222	268
Professional services	445	438	418	518	478
Technology and communications	304	247	278	300	353
Amortization of intangibles	-	27	40	41	41
FDIC insurance	142	137	112	162	126
Litigation expense	-	-	1,000	-	-
Other expenses	1,008	788	774	761	879
Total non-interest expenses	7,815	7,485	8,332	7,618	7,699

Income before income taxes	365	3,376	2,229	2,922	2,427
Income tax (benefit) provision	(1,941)	1,086	650	909	760
Net income	$2,306	$2,290	$1,579	$2,013	$1,667

PER SHARE DATA
Net income per common share - diluted	$0.54	$0.54	$0.37	$0.47	$0.39
Cash dividends per common share	$-	$0.34	$-	$0.31	$-
Weighted average number of
diluted shares	4,268,069	4,260,759	4,248,249	4,284,016	4,265,655

PERFORMANCE RATIOS
Return on average total assets	1.09%	1.09%	0.76%	0.96%	0.80%
Return on average stockholders' equity	10.79%	10.84%	7.52%	10.01%	8.35%
Efficiency ratio	68.85%	66.67%	77.23%	70.86%	73.90%

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

February 5, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2014	2014	2014	2014	2013
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

AVERAGE BALANCES
Loans and leases, net	$675,144	$666,029	$647,169	$641,265	$620,936
Investment securities	102,106	106,086	105,380	103,491	101,343
Interest bearing deposits at banks	4,582	2,134	18,625	26,238	41,414
Total interest-earning assets	781,832	774,249	771,174	770,994	763,693
Non-interest earning assets	62,961	64,729	64,944	65,919	65,143
Total Assets	$844,793	$838,978	$836,118	$836,913	$828,836

NOW	70,723	72,337	73,873	71,190	65,764
Regular savings	335,401	342,678	345,620	357,471	355,426
Muni-vest savings	34,091	28,304	38,255	31,419	31,508
Time deposits	119,240	108,580	108,699	109,549	111,042
Total interest-bearing deposits	559,455	551,899	566,447	569,629	563,740
Other borrowings	32,290	35,592	32,410	35,213	35,806
Total interest-bearing liabilities	591,745	587,491	598,857	604,842	599,546

Demand deposits	155,118	155,508	145,018	139,503	137,731
Other non-interest bearing liabilities	12,467	11,465	10,101	12,090	11,740
Stockholders' equity	85,463	84,514	82,142	80,478	79,819
Total Liabilities and Equity	$844,793	$838,978	$836,118	$836,913	$828,836

YIELD/RATE
Loans and leases, net	5.12%	4.72%	4.87%	4.68%	4.88%
Investment securities	2.66%	2.68%	2.65%	2.68%	2.77%
Interest bearing deposits at banks	0.17%	0.19%	0.32%	0.23%	0.29%
Total interest-earning assets	4.77%	4.43%	4.46%	4.26%	4.35%

NOW	0.44%	0.45%	0.44%	0.42%	0.48%
Regular savings	0.27%	0.27%	0.27%	0.28%	0.29%
Muni-vest savings	0.22%	0.23%	0.22%	0.22%	0.22%
Time deposits	1.58%	1.55%	1.55%	1.52%	1.58%
Total interest-bearing deposits	0.57%	0.55%	0.53%	0.53%	0.56%
Other borrowings	1.16%	1.64%	1.89%	1.87%	1.90%
Total interest-bearing liabilities	0.60%	0.61%	0.61%	0.61%	0.64%

Interest rate spread	4.17%	3.82%	3.85%	3.65%	3.71%
Contribution of interest-free funds	0.15%	0.15%	0.13%	0.14%	0.14%
Net interest margin	4.32%	3.97%	3.98%	3.79%	3.85%

Evans Bancorp Reports 38% Increase in Net Income for the 2014 Fourth Quarter and Record Results for the Year

February 5, 2015

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)

	2014	2013
	Year to Date	Year to Date	Change

Interest income	$34,715	$32,404	7.1%
Interest expense	3,616	4,057	(10.9)%
Net interest income	31,099	28,347	9.7%
Provision for loan and lease losses	1,229	1,540	(20.2)%
Net interest income after provision	29,870	26,807	11.4%

Deposit service charges	1,839	2,038	(9.8)%
Insurance service and fee revenue	7,131	7,211	(1.1)%
Bank-owned life insurance	574	508	13.0%
Loss on tax credit investment	(2,596)	(1,555)	66.9%
Other income	3,325	3,959	(16.0)%
Total non-interest income	10,273	12,161	(15.5)%

Salaries and employee benefits	18,844	17,755	6.1%
Occupancy	2,868	3,010	(4.7)%
Repairs and maintenance	732	723	1.2%
Advertising and public relations	867	786	10.3%
Professional services	1,819	1,892	(3.9)%
Technology and communications	1,130	1,283	(11.9)%
Amortization of intangibles	108	221	(51.1)%
FDIC insurance	553	576	(4.0)%
Litigation expense	1,000	-
Other expense	3,331	3,134	6.3%
Total non-interest expense	31,252	29,380	6.4%

Income before income taxes	8,891	9,588	(7.3)%
Income tax provision	704	1,731	(59.3)%
Net income	$8,187	$7,857	4.2%

PER SHARE DATA
Net income per common share - diluted	$1.92	$1.85	3.7%
Cash dividends per common share	$0.65	$0.26
Weighted average number of
diluted shares	4,264,406	4,240,144

PERFORMANCE RATIOS
Return on average total assets	0.98%	0.96%
Return on average stockholders' equity	9.84%	10.06%
Efficiency ratio	70.83%	71.98%